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                                   EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            Computation of Ratio of Income to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (Dollars in Thousands)

                                     Six Months Ended                    Year Ended
                                         June 30,                       December 31,
                                   -------------------        ------------------------------
                                    1995       1994            1994       1993       1992
                                   -------------------        ------------------------------
Net income before income
 taxes                             $ 74,876   $ 49,221        $123,755   $ 64,123   $ 50,593

Add fixed charges:
 Interest expense                   174,721     87,509         222,929    126,152    136,107
 One-third rentals                    1,147        933           2,041      1,387      1,498
                                   --------   --------        --------   --------   --------
   Total fixed charges              175,868     88,442         224,970    127,539    137,605
                                   --------   --------        --------   --------   --------
Net income as adjusted             $250,744   $137,663        $348,725   $191,662   $188,198
                                   --------   --------        --------   --------   --------
Ratio of income to fixed
 charges                               1.43       1.56            1.55       1.50       1.37
                                   ========   ========        ========   ========   ========


Preferred stock dividends
 on a pre-tax basis                $      0   $    930        $    930   $  3,682   $  2,826
   Total combined fixed
    charges and preferred
    stock dividends                $175,868   $ 89,372        $225,900   $131,221   $140,431
                                   --------   --------        --------   --------   --------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                       1.43       1.54            1.54       1.46       1.34
                                   ========   ========        ========   ========   ========





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